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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

  As independent public accountants we hereby consent to the use in this Registration Statement (the "Registration Statement") of Friede Goldman International Inc. ("FGII") on Form S-1 of our reports (i) dated July 10, 1997, with respect to the financial statements of the Predecessors (as such term is defined in the Registration Statement) to FGII, (ii) dated February 28, 1997, with respect to the statement of operations of Friede & Goldman, Ltd. and
(iii), dated April 22, 1997, with respect to the balance sheet of FGII, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

                                          ARTHUR ANDERSEN LLP

Jackson, Mississippi
July 21, 1997